NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Issues $525 Million of Senior Notes

HOUSTON, Texas – October 15, 2010 – Ultra Petroleum Corp. (NYSE: UPL) today announced that its wholly owned subsidiary Ultra Resources has closed and funded a senior note offering with a group of seventeen institutional investors providing for the private placement of $525.0 million in Senior Unsecured Notes. The Notes were issued in a series of tranches as described in the table below:

Amount	Term	Coupon Rate
$315.0 million	10 year term due in 2020	4.51%
$ 35.0 million	12 year term due in 2022	4.66%
$175.0 million	15 year term due in 2025	4.91%
$525.0 million

Net proceeds from the offering will be used to repay existing bank debt and for general corporate purposes.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields; and is in the early stages of exploration in the Appalachian Basin in Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 152,479,188 shares outstanding on September 30, 2010.

This release can be found at www.ultrapetroleum.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Senior Note Offering

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, including our ability to consummate the transactions described in this release, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include the results of our diligence review of properties, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC.

For further information contact:

Kelly L. Whitley	Julie E. Danvers
Manager Investor Relations	Investor Relations Analyst
Phone: 281-876-0120 Extension 302	Phone: 281-876-0120 Extension 304

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Senior Note Offering